UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):(**Date**)

SIGNET JEWELERS LIMITED
(Exact name of registrant as specified in its charter)

Commission File Number: 1-32349

Bermuda
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

Clarendon House
2 Church Street
Hamilton
HM11
Bermuda
(Address of principal executive offices, including zip code)

441 296 5872
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item No. 2.02 - Results of Operations and Financial Condition

SIGNET REPORTS STRONG FISCAL 2012 RESULTS
DILUTED EPS UP 60.8% TO $3.73
INCREASES DIVIDEND BY 20%

HAMILTON, Bermuda, March 22, 2012
- Signet Jewelers Ltd ("Signet") (NYSE and LSE: SIG), the largest specialty retail jeweler in the US and the UK, today announced its results for the 13 weeks ("fourth quarter") and for the 52 weeks ("Fiscal 2012") ended January 28, 2012.

Fiscal 2012
• Same store sales	up 9.0%
• Income before income taxes1	$502.1 million, up 67.1%
• Diluted earnings per share1	$3.73, up 60.8%
• The Board has declared an increased quarterly dividend of $0.12 per share, up 20%

Mike Barnes, Chief Executive Officer, commented: "Fiscal 2012 was another outstanding year for Signet, with same store sales up 9.0% and earnings per share increasing 60.8%.  I would like to thank all members of the Signet team for their contribution to this great result.

Our long term competitive strengths continued to drive the superior performance achieved during the year.  Creating an outstanding customer experience, the strength of our merchandise, our continued advertising investment in support of our store concepts and merchandise brands, and, in the US, our customer finance programs, all work together to effectively support our customers' jewelry purchases.

The increased quarterly dividend of $0.12 per share demonstrates the confidence the Board has in the strength of our business model and our ability to generate positive cash flow, while continuing to invest in, and support, our long term growth initiatives.

We are pleased with our sales for Valentine's Day and believe that Signet is well positioned for Fiscal 2013.  Our priorities remain focused on building outstanding relationships and loyalty as we provide customers with superior service and differentiated and compelling assortments and brands.  Fiscal 2013 will also include positive space growth as we utilize our strong cash position to capitalize on real estate opportunities that meet our stringent criteria.  We remain confident in our strategies and expect in Fiscal 2013 to achieve significant progress toward our long term goals and objectives."

Conference Call
A conference call is scheduled at 8:30 a.m. ET (12:30 p.m. GMT and 5:30 a.m. PT) and a simultaneous audio webcast and slide presentation is available at www.signetjewelers.com.  The slides are available to be downloaded from the website ahead of the conference call.  The call details are:

US dial-in:	+1 (212) 444 0412	Access code: 5410861
European dial-in:	+44 (0)20 7784 1036	Access code: 5410861

A replay and transcript of the call will be posted on Signet's website as soon as they are available and will be accessible for one year.
___________

1.  There was a non-recurring item in the 52 weeks ended January 29, 2011 ("Fiscal 2011") of $47.5 million relating to a Make Whole payment arising from prepayment of private placement notes on November 26, 2010; after tax cost $29.5 million, impact on EPS of $0.34  (the "Make Whole Payment").  Excluding this item, income before income taxes was up 44.3% and diluted EPS up 40.2% in Fiscal 2012, non-GAAP measures; see Note 1.

RESULTS OF OPERATIONS

Fiscal 2012

Sales and operating income
In Fiscal 2012, Signet's same store sales were up 9.0%, compared to an increase of 6.7% in Fiscal 2011.  Total sales were $3,749.2 million (Fiscal 2011: $3,437.4 million), up $311.8 million or 9.1%, compared to an increase of 5.0% in Fiscal 2011.  eCommerce sales were $92.3 million (Fiscal 2011: $67.6 million), up $24.7 million or 36.5%.  The breakdown of the sales performance by division is set out in Table 1 below.

Table 1	Fiscal 2012
	US	UK	Signet
Sales, million	$3,034.1	$715.1	$3,749.2
% of total	80.9%	19.1%	100.0%

	US	UK	Signet
	%	%	%
Change in same store sales	11.1	0.9	9.0
Change in store space, net	(0.5)	(1.0)	(0.6)
Total change in sales at constant exchange rates1,2	10.6	(0.1)	8.4
Exchange translation impact2	-	3.3	0.7
Change in sales as reported	10.6	3.2	9.1
____________
1. Non-GAAP measure.
2. The average US dollar to pound sterling exchange rate for Fiscal 2012 was $1.60 (Fiscal 2011: $1.55).

In Fiscal 2012, the gross margin was $1,437.6 million (Fiscal 2011: $1,242.9 million), up $194.7 million or 15.7%.  The gross margin rate increased by 210 basis points to 38.3% (Fiscal 2011: 36.2%), benefiting primarily from leverage of store occupancy costs in the US and UK divisions, an improved US net bad debt to US sales ratio of 3.4% (Fiscal 2011: 4.2%), and improvement in inventory related costs.  These movements offset a slight decline in gross merchandise margin of 10 basis points compared to Fiscal 2011, with the US up by 10 basis points and the UK down by 60 basis points.  Price increases largely offset the impact of higher commodity costs and an increase in the UK value added tax rate, and minimized the impact to the gross merchandise margin.

In Fiscal 2012, selling, general and administrative expenses were $1,056.7 million (Fiscal 2011: $980.4 million), up $76.3 million or 7.8%, and as a percentage of sales improved by 30 basis points to 28.2%.
The increase of $76.3 million was primarily driven by: (i) increased net advertising investment of $30.1 million; (ii) $26.9 million as a result of increases in store staff costs, which flexed with sales; (iii) $6.5 million in higher 401(k) contributions; (iv) $6.2 million attributable to currency fluctuations; and the balance primarily relating to an increased investment in information technology and credit infrastructure. Corporate administrative costs were $26.7 million (Fiscal 2011: $27.2 million).

In Fiscal 2012, other operating income, net was $126.5 million (Fiscal 2011: $110.0 million), up $16.5 million or 15.0%.  This primarily reflected increased interest income earned from higher outstanding receivable balances.

In Fiscal 2012, net operating income increased to $507.4 million (Fiscal 2011: $372.5 million), up $134.9 million or 36.2%.  The US division's net operating income was $478.0 million (Fiscal 2011: $342.7 million), up $135.3 million or 39.5%.  Net operating income for the UK division was $56.1 million (Fiscal 2011: $57.0 million), a decrease of $0.9 million or 1.6%.  Operating margin was 13.5% (Fiscal 2011: 10.8%), up 270 basis points.  The US division's operating margin was 15.8% (Fiscal 2011: 12.5%), up 330 basis points, and that of the UK division declined by 40 basis points to 7.8% (Fiscal 2011: 8.2%).

Interest expense, net
In Fiscal 2012, net interest expense was $5.3 million (Fiscal 2011: $72.1 million, including $47.5 million Make Whole Payment).  The decrease in expense reflected the non-recurring Make Whole Payment made in Fiscal 2011 and the resulting benefit of eliminating the interest expense arising from the private placement notes.

Income before income taxes
In Fiscal 2012, income before income taxes increased by $201.7 million to $502.1 million (Fiscal 2011: $300.4 million), up 67.1%.  The increase excluding the non-recurring Make Whole Payment in Fiscal 2011 was 44.3%, a non-GAAP measure; see Note 1.

Income taxes
In Fiscal 2012, income tax expenses were $177.7 million (Fiscal 2011: $100.0 million).   The effective tax rate was 35.4% (Fiscal 2011: 33.3%); the increase in tax rate primarily reflecting a higher proportion of profits earned in the US, where the tax rate is higher.

Net income
In Fiscal 2012, net income increased by $124.0 million to $324.4 million (Fiscal 2011: $200.4 million), up 61.9%.  The increase excluding the non-recurring $29.5 million Make Whole Payment in Fiscal 2011 was 41.1%, a non-GAAP measure; see Note 1.

Earnings per share
In Fiscal 2012, diluted earnings per share increased by $1.41 to $3.73 (Fiscal 2011: $2.32), up 60.8%.  The increase excluding the non-recurring $0.34 Make Whole Payment in Fiscal 2011 was 40.2%, a non-GAAP measure; see Note 1.

Dividends per share
In Fiscal 2012, dividends of $0.20 were approved by the Board of Directors (Fiscal 2011: $0.00).

QUARTERLY DIVIDEND AND SHARE BUYBACK PROGRAM

Reflecting the Board's confidence in the strength of the business, our ability to invest in growth initiatives, and the Board's commitment to building long-term shareholder value, a 20% increase in the quarterly cash dividend from $0.10 to $0.12 per Signet Common Share has been declared for the first quarter of Fiscal 2013 (first quarter Fiscal 2012: $0.00), payable on May 29, 2012 to shareholders of record on April 27, 2012, with an ex-dividend date of April 25, 2012.

The Company repurchased $11.8 million of Common Shares in the fourth quarter of Fiscal 2012.  At January 28, 2012, $288.2 million remained available for future repurchases under the repurchase program authorized by the Board on October 26, 2011.

13 weeks ended January 28, 2012

Fourth Quarter
• Same store sales	up 6.9%
• Income before income taxes1	$242.4 million, up 51.9%
• Diluted earnings per share1	$1.79, up 47.9%
___________
1.  There was a non-recurring item in the 13 weeks ended January 29, 2011 of $47.5 million relating to the Make Whole Payment, after tax cost $29.5 million, impact on EPS of $0.34.  Excluding this item, income before income taxes was up 17.0% for the fourth quarter and diluted EPS was up 15.5%, non-GAAP measures, see Note 1.

Sales and operating income
In the 13 weeks ended January 28, 2012, Signet's same store sales were up 6.9%, compared to an increase of 8.1% in the 13 weeks ended January 29, 2011.  Total sales were $1,353.8 million (13 weeks ended January 29, 2011: $1,270.5 million), up $83.3 million or 6.6%, compared to an increase of 6.2% in the comparable period.  The breakdown of the sales performance by division is set out in Table 2 below.
Table 2	13 weeks ended January 28, 2012
	US	UK	Signet
Sales, million	$1,090.1	$263.7	$1,353.8
% of total	80.5%	19.5%	100.0%

	US	UK	Signet
	%	%	%
Change in same store sales	8.3	1.7	6.9
Change in store space, net	-	(0.5)	(0.1)
Total change in sales at constant exchange rates1	8.3	1.2	6.8
Exchange translation impact	-	(1.1)	(0.2)
Change in sales as reported	8.3	0.1	6.6
____________
1. Non-GAAP measure.

In the 13 weeks ended January 28, 2012, the gross margin was $563.2 million (13 weeks ended January 29, 2011: $518.5 million), up $44.7 million or 8.6%.  The gross margin rate increased by 80 basis points to 41.6% (13 weeks ended January 29, 2011: 40.8%), benefiting primarily from leverage of store occupancy costs in the US and UK divisions, an improved US net bad debt to US sales ratio of 3.0%, down from 3.8%, and improvement in inventory related costs.  These movements offset a decline in gross merchandise margin of 70 basis points compared to Fiscal 2011, with the US down 60 basis points and the UK down 90 basis points.  The impact of higher commodity costs, an increase in the UK value added tax rate and promotional activity in the UK were largely offset by price increases.

In the 13 weeks ended January 28, 2012, selling, general and administrative expenses were $348.8 million (13 weeks ended January 29, 2011: $336.7 million), up $12.1 million or 3.6%, and as a percentage of sales improved by 70 basis points to 25.8%.  The increase of $12.1 million was primarily driven by:  (i) increased net advertising investment of $16.2 million; (ii) $4.1 million as a result of store staff costs, which flexed with sales; and (iii) $2.3 million in higher 401(k) contributions.  These increases were partially offset by a $1.2 million favorable foreign currency fluctuation, a favorable movement in corporate administrative costs of $7.1 million, primarily related to management transition costs incurred in the fourth quarter of Fiscal 2011 and $2.2 million of other savings. Corporate administrative costs were $5.6 million (13 weeks ended January 29, 2011: $12.7 million).

In the 13 weeks ended January 28, 2012, other operating income, net was $29.5 million (13 weeks ended January 29, 2011: $28.7 million), up $0.8 million or 2.8%.  This primarily reflected increased interest income earned from higher outstanding receivable balances.

In the 13 weeks ended January 28, 2012, net operating income increased to $243.9 million (13 weeks ended January 29, 2011: $210.5 million), up $33.4 million or 15.9%.  The US division's net operating income was $191.0 million (13 weeks ended January 29, 2011: $167.9 million), up $23.1 million or 13.8%.  Net operating income for the UK division was $58.5 million (13 weeks ended January 29, 2011: $55.3 million), an increase of $3.2 million or 5.8%.

Operating margin was 18.0% (13 weeks ended January 29, 2011: 16.6%), up 140 basis points.  The US division's operating margin was 17.5% (13 weeks ended January 29, 2011: 16.7%), up 80 basis points and that of the UK division increased by 120 basis points to 22.2% (13 weeks ended January 29, 2011: 21.0%).

Interest expense, net
In the 13 weeks ended January 28, 2012, net interest expense was $1.5 million (13 weeks ended January 29, 2011: $50.9 million).  The prior year expense reflected the non-recurring $47.5 million Make Whole Payment, incurred due to the prepayment in full of private placement notes.

Income before income taxes
In the 13 weeks ended January 28, 2012, income before income taxes increased by $82.8 million to $242.4 million (13 weeks ended January 29, 2011: $159.6 million), up 51.9%.  The increase excluding the non-recurring Make Whole Payment in the 13 weeks ended January 29, 2011 was 17.0%, a non-GAAP measure; see Note 1.

Income taxes
In the 13 weeks ended January 28, 2012, income tax expenses were $85.8 million (13 weeks ended January 29, 2011: $54.2 million), an effective tax rate of 35.4% (13 weeks ended January 29, 2011: 34.0%); the increase in tax rate primarily reflecting a higher proportion of profits earned in the US, where the tax rate is higher.

Net income
In the 13 weeks ended January 28, 2012, net income increased by $51.2 million to $156.6 million (13 weeks ended January 29, 2011: $105.4 million), up 48.6%.  The increase excluding the non-recurring $29.5 million Make Whole Payment in the 13 weeks ended January 29, 2011 was 16.1%, a non-GAAP measure; see Note 1.

Earnings per share
In the 13 weeks ended January 28, 2012, diluted earnings per share increased by $0.58 to $1.79 (13 weeks ended January 29, 2011: $1.21), up 47.9%.  The increase excluding the non-recurring $0.34 Make Whole Payment in the 13 weeks ended January 29, 2011 was 15.5%, a non-GAAP measure; see Note 1.

DIVISIONAL REVIEW

US division (80.9% of annual sales)

In Fiscal 2012, the US division's sales were $3,034.1 million (Fiscal 2011: $2,744.2 million), up $289.9 million or 10.6%.  Same store sales increased 11.1% compared to an increase of 8.9% in Fiscal 2011.  In Fiscal 2012, branded differentiated and exclusive products increased their share in the US division's sales.  Sales in the US were driven by a variety of initiatives including Neil Lane Bridal®, Charmed Memories®, the Tolkowsky® Diamond, earrings and watches.  Branded differentiated and exclusive merchandise increased their mix of merchandise sales by approximately 400 basis points to 26%.  In Fiscal 2012, sales increases in the US were driven by increased sales of higher priced merchandise due to compelling merchandising initiatives, price increases and increases in unit volume sales in both jewelry and charm bracelets.  The increase in charm bracelets was a result of the rollout of Charmed Memories® to all Kay and Regional brand stores.  See Table 3 below for further analysis of sales.

The US net bad debt to total US sales ratio was 3.4% (Fiscal 2011: 4.2%).  In-house customer finance participation in the US division was 56.1% (Fiscal 2011: 54.2%).
Table 3			Change from previous year
Fiscal 2012		Sales		Same
	Sales	per store1	Total	store
	(millions)	(millions)	sales	sales
Kay	$1,786.8	$1.899	12.2%	11.8%
Jared	$956.8	$5.157	12.8%	12.1%
Regional brands	$290.5	$1.288	(4.1)%	4.1%
US division	$3,034.1		10.6%	11.1%
____________
1. Based only on stores operated for the full fiscal year.

In the 13 weeks ended January 28, 2012, the US division's sales were $1,090.1 million (13 weeks ended January 29, 2011: $1,007.0 million), up $83.1 million or 8.3%.  Same store sales increased 8.3% compared to an increase of 11.4% in the 13 weeks ended January 29, 2011.  See Table 4 below for further analysis of sales.

Table 4		Change from previous year
13 weeks ended January 28, 2012			Same
	Sales	Total	store
	(millions)	sales	sales
Kay	$669.6	10.0%	9.1%
Jared	$320.6	9.7%	8.5%
Regional brands	$99.9	(5.8)%	2.3%
US division	$1,090.1	8.3%	8.3%

Stores opened and closed by the US division in Fiscal 2012 are set out in Table 5 below. In Fiscal 2012, new store space increased 1% (Fiscal 2011: 2% decrease).

Table 5	Kay	Kay		Sub-	Regional
	mall	off-mall	Jared	total	brands	Total
January 29, 2011	765	143	180	1,088	229	1,317
Opened	101	121	3	25	-	25
Closed	(9)	(1)	-	(10)	(14)1	(24)
January 28, 2012	766	154	183	1,103	215	1,318
____________
1. Includes two regional stores rebranded as Kay in Fiscal 2012.

UK division (19.1% of annual sales)
In Fiscal 2012, the UK division's sales were $715.1 million (Fiscal 2011: $693.2 million), up $21.9 million or 3.2%.  Same store sales increased 0.9% compared to a decline of 1.4% in Fiscal 2011.  Branded jewelry, fashion watches and the bridal category, including gold rings, were key drivers of the sales increase.  In Fiscal 2012, sales in the UK were driven by increased sales of higher priced merchandise due to compelling merchandising initiatives and price increases, which were offset partially by lower unit sales volume.  See Table 6 below for further analysis of sales.

Table 6			Change from previous year
Fiscal 2012				Total sales
		Sales		at constant	Same
	Sales	per store1	Total	exchange	store
	(millions)	(millions)	sales	rates2,3	sales
H.Samuel	$389.0	£0.719	4.2%	0.9%	1.6%
Ernest Jones4	$326.1	£1.026	2.1%	(1.1)%	0.0%
UK division	$715.1		3.2%	(0.1)%	0.9%
____________
1. Based only upon stores operated for the full fiscal year.
2. Non-GAAP measure, see Table 1.
3. The exchange translation impact on the total sales of the UK division was 3.3%, H.Samuel was 3.3% and Ernest Jones was 3.2%.
4. Includes stores selling under the Leslie Davis nameplate.

In the 13 weeks ended January 28, 2012, the UK division's sales were up by 0.1% to $263.7 million (13 weeks ended January 29, 2011: $263.5 million).  Same store sales increased 1.7% compared to a decrease of 2.9% in the 13 weeks ended January 29, 2011.  See Table 7 below for further analysis of sales.

Table 7		Change from previous year
13 weeks ended January 28, 2012			Total sales
			at constant	Same
	Sales	Total	exchange	store
	(millions)	sales	rates1,2	sales
H.Samuel	$149.8	0.1%	0.8%	1.1%
Ernest Jones3	$113.9	0.1%	1.7%	2.4%
UK division	$263.7	0.1%	1.2%	1.7%
____________
1. Non-GAAP measure, see Table 2.
2. The exchange translation impact on the total sales of the UK division was (1.1)%, H.Samuel was (0.7)% and Ernest Jones was (1.6)%.
3. Includes stores selling under the Leslie Davis nameplate.

Stores opened and closed by the UK division in Fiscal 2012 are set out in Table 8 below.  In Fiscal 2012, net store space was unchanged (Fiscal 2011: 2% decrease).

Table 8		Ernest
	H.Samuel	Jones1	Total
January 29, 2011	338	202	540
Opened	22	2	4
Closed	(3)	(6)2	(9)
January 28, 2012	337	198	535
____________
1. Includes stores selling under the Leslie Davis nameplate.
2. Includes one Ernest Jones store rebranded as H.Samuel.

STRATEGY AND FINANCIAL OBJECTIVES

Fiscal 2012 was an outstanding year for Signet, with sales up 9.1% and net operating income up 36.2%.  Our mission is to further enhance Signet's position as the market leader in both the US and the UK specialty retail jewelry markets by offering a unique customer experience and driving customer loyalty.

The Company's strategic imperatives are to:

•	Develop and train our team members to consistently enhance the retail experience of our customers.

•	Grow and develop new and existing brands and categories to delight customers.

•	Drive competitive strengths and infrastructure to enable growth.

•	Optimize the capital structure to manage risk and make investments to drive long-term shareholder value.

•	Increase market share and maximize sustainable profit levels.

In setting the financial objectives for Fiscal 2013, consideration was given to the current operating environment, with the developments in the US and UK economies continuing to be divergent. The US economy is showing signs of strengthening and in Fiscal 2012 there was growth in the jewelry market.  We plan to capitalize on our US market leading position and continue to make strategic investments for the future.  In the UK market, Signet expects to continue its leadership performance.  The UK economic environment is not projected to show any short-term improvement, however, we plan to make investments to support and grow the business.  Both the US and the UK economies could be adversely impacted by developments in the eurozone.

Signet's goal in Fiscal 2013 is to deliver record results building on its recent performance, while making strategic investments necessary for future growth.

In Fiscal 2013, management's financial objectives for the business are to:

•	Increase sales and gain profitable market share.
•	Achieve a gross margin rate broadly similar to Fiscal 2012, by offsetting commodity cost increases through improved store productivity and pricing.
•	Increase advertising expenditure and support new initiatives, while at a minimum maintaining the selling, general and administrative expense to sales ratio.
•	Invest $145 million–$165 million of capital in new stores and enhancing infrastructure to drive future growth.

Management anticipates that the gross margin ratio will benefit from improved store productivity and price increases, which are expected to primarily offset the impact of changes in commodity costs, in particular the cost of diamonds and gold. The Company expects to invest $5 million-$7 million in Fiscal 2013 to drive future supply chain capabilities.  The Company expects to leverage store occupancy expenses and maintain a strong performance in its credit portfolio.

In selling, general and administrative expenses, management plans to increase advertising to drive additional sales and continue to build customer equity in our store concepts and merchandise brands, to support new initiatives, particularly in digital media and customer finance decision analysis, while tightly managing other support expenses and flexing store expenses, as appropriate, with sales.

In Fiscal 2013, capital investment of $145 million-$165 million will be directed to projects that are intended to build competitive strengths and drive sales growth.  The Company plans to increase the number of store openings in the US to 45 (Fiscal 2012: 25) and remodel and/or relocate 110 stores across both divisions (Fiscal 2012: 85 stores). The level of store investment in Fiscal 2013 is planned to be $95 million-$105 million (Fiscal 2012: $62.0 million).  In addition, the Company plans to invest $40 million-$45 million (Fiscal 2012: $28.0 million) in information systems, supporting sales-enhancing technology, both in-store and in the digital environment, and to enhance its information technology operating infrastructure.

The Board believes that long-term shareholder value can be enhanced by using the cash resources, beyond those necessary to meet the investment needs of the business and to maintain the competitive strength of the balance sheet, to return additional value to shareholders.  Reflecting the Board's confidence in the strength of the business, the ability to fund the planned investment in growth initiatives, and its commitment to building long-term shareholder value, the Board commenced paying a quarterly dividend in the third quarter of Fiscal 2012 of $0.10 per share, which has been increased for the first quarter of Fiscal 2013 to $0.12 per share.  The Board also authorized a $300 million share repurchase program that commenced on January 16, 2012.

CURRENT TRADING AND CALENDAR SHIFTS
US same store sales for February 2012 were up 7.6%, with the UK down 3.1%.  Overall, Signet's same store sales were up 6.2%.  A promotional calendar shift relative to the movement of Mother's Day is expected to reduce first quarter same store sales and increase the second quarter same store sales by an estimated $25 million, or approximately 400 basis points in the US and by about 300 basis points overall.  The estimated negative impact on first quarter earnings per share is $0.03-$0.04.  Due to the impact of the calendar shift, Signet expects first quarter same store sales in the low single digits and earnings per share ranging from $0.88 -
$0.93.

Furthermore, it should be noted that Fiscal 2013 is a 53 week year with the 53rd week occurring in the Company's fiscal fourth quarter.  The additional week is expected to increase sales by an additional $48 million-$52 million.  Although we are still finalizing our plans, we currently believe this additional week would result in an operating loss of $2 million-$4 million, reflecting the timing of advertising expense and the shift into Fiscal 2014 of a promotional event relating to Valentine's Day.

Inquiries:	Tim Jackson, Investor Relations Director, Signet Jewelers	+1 (441) 296 5872
Press:	Alecia Pulman, ICR, Inc.	+1 (203) 682 8224
	Jonathan Glass, Brunswick	+44 (0)20 7404 5959

Signet operated 1,853 specialty retail jewelry stores at January 28, 2012, these included 1,318 stores in the US, where its store brands include "Kay Jewelers", "Jared The Galleria Of Jewelry" and a number of regional names.  At the same date, Signet also operated 535 stores in the UK, where its store brands are "H.Samuel", "Ernest Jones" and "Leslie Davis".  Further information on Signet is available at www.signetjewelers.com.  See also www.kay.com, www.jared.com, www.hsamuel.co.uk and www.ernestjones.co.uk.

IR PROGRAM DETAILS

TAG Conference, New York, on Tuesday, March 27, 2012

Signet will be taking part in the TAG Conference, on Tuesday, March 27, 2012 in New York.  Present will be Mike Barnes, Chief Executive Officer and Ronald Ristau, Chief Financial Officer.

Barclays Capital Conference, New York, on Wednesday, April 25, 2012

Signet will be taking part in the Barclays Capital Conference, on Wednesday, April 25, 2012 in New York.  Present will be Mike Barnes, Chief Executive Officer and Ronald Ristau, Chief Financial Officer.

This release contains statements which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements, based upon management's beliefs and expectations as well as on assumptions made by and data currently available to management, appear in a number of places throughout this release and include statements regarding, among other things, Signet's results of operation, financial condition, liquidity, prospects, growth, strategies and the industry in which Signet operates.  The use of the words "expects," "intends," "anticipates," "estimates," "predicts," "believes," "should," "potential," "may," "forecast," "objective," "plan," or "target," and other similar expressions are intended to identify forward-looking statements.  These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties, including but not limited to general economic conditions, the merchandising, pricing and inventory policies followed by Signet, the reputation of Signet and its brands, the level of competition in the jewelry sector, the cost and availability of diamonds, gold and other precious metals, regulations relating to consumer credit, seasonality of Signet's business, financial market risks, deterioration in consumers' financial condition, exchange rate fluctuations, changes in consumer attitudes regarding jewelry, management of social, ethical and environmental risks, security breaches and other disruptions to Signet's information technology infrastructure and databases, inadequacy in and disruptions to internal controls and systems, changes in assumptions used in making accounting estimates relating to items such as extended service plans and pensions, and risks relating to Signet being a Bermuda corporation.

For a discussion of these and other risks and uncertainties which could cause actual results to differ materially, see the "Risk Factors" section of Signet's Fiscal 2012 Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on March 22, 2012.  Actual results may differ materially from those anticipated in such forward-looking statements.  Signet undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

Condensed Consolidated Income Statements

	13 weeks ended		52 weeks ended
	January 28,	January 29,	January 28,	January 29,
	2012	2011	2012	2011
	$ million	$ million	$ million	$ million

Sales	1,353.8	1,270.5	3,749.2	3,437.4
Cost of sales	(790.6)	(752.0)	(2,311.6)	(2,194.5)

Gross margin	563.2	518.5	1,437.6	1,242.9
Selling, general & administrative expenses	(348.8)	(336.7)	(1,056.7)	(980.4)
Other operating income, net	29.5	28.7	126.5	110.0

Operating income, net	243.9	210.5	507.4	372.5
Interest expense, net	(1.5)	(50.9)	(5.3)	(72.1)

Income before income taxes	242.4	159.6	502.1	300.4
Income taxes	(85.8)	(54.2)	(177.7)	(100.0)

Net income	156.6	105.4	324.4	200.4

Earnings per share - basic	$1.81	$1.23	$3.76	$2.34
- diluted	$1.79	$1.21	$3.73	$2.32

Condensed Consolidated Balance Sheets

	January 28,	January 29,
	2012	2011
	$ million	$ million

Assets

Current assets:
Cash and cash equivalents	486.8	302.1
Accounts receivable, net	1,088.2	935.9
Other receivables	44.3	38.2
Other current assets	92.0	79.2
Deferred tax assets	0.9	2.7
Inventories	1,304.1	1,184.2

Total current assets	3,016.3	2,542.3

Non-current assets:
Property, plant and equipment, net of accumulated depreciation of $681.0 million and $645.7 million, respectively	383.4	379.0
Other assets	71.7	59.7
Deferred tax assets	108.5	86.0
Retirement benefit asset	31.5	22.8

Total assets	3,611.4	3,089.8

Liabilities and shareholders' equity

Current liabilities:
Loans and overdrafts	-	31.0
Accounts payable	182.6	125.9
Accrued expenses and other current liabilities	317.6	292.4
Deferred revenue	154.1	146.0
Deferred tax liabilities	135.0	77.1
Income taxes payable	77.9	38.6

Total current liabilities	867.2	711.0

Non-current liabilities:
Other liabilities	91.1	86.6
Deferred revenue	374.0	353.2

Total liabilities	1,332.3	1,150.8

Shareholders' equity:
Common shares of $0.18 par value: authorized 500 million shares, 86.9 million shares issued and outstanding (2011: 86.2 million shares issued and outstanding)	15.6	15.5
Additional paid-in capital	230.9	196.8
Other reserves	235.2	235.2
Treasury shares: 0.3 million shares at $0.18 par value (2011: 0.01 million shares)	(12.7)	-
Retained earnings	1,969.3	1,662.3
Accumulated other comprehensive loss	(159.2)	(170.8)

Total shareholders' equity	2,279.1	1,939.0

Total liabilities and shareholders' equity	3,611.4	3,089.8

Condensed Consolidated Statements of Cash Flows

	13 weeks ended		52 weeks ended
	January 28,	January 29,	January 28,	January 29,
	2012	2011	2012	2011
	$ million	$ million	$ million	$ million

Cash flows from operating activities
Net income	156.6	105.4	324.4	200.4
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization of property and equipment	25.1	26.5	92.4	97.8
Pension	(2.6)	(2.0)	(10.9)	(7.0)
Share-based compensation	4.7	9.5	17.0	17.2
Deferred taxation	27.1	5.0	29.3	25.1
Excess tax benefit from exercise of stock options	(3.9)	(0.8)	(3.9)	(0.8)
Facility amendment fee amortization and charges	0.2	1.6	1.9	4.8
Other non-cash movements	1.3	(0.7)	0.3	(2.6)
Profit on disposal of property and equipment	(0.1)	(0.1)	-	(1.0)
Changes in operating assets and liabilities:
Increase in accounts receivable	(197.2)	(166.3)	(152.5)	(78.7)
Increase in other receivables and other assets	(26.4)	(21.0)	(17.8)	(14.9)
(Increase)/decrease in other current assets	(1.6)	(5.8)	1.8	(4.0)
Decrease/(increase) in inventories	96.3	106.4	(115.2)	(19.5)
(Decrease)/increase in accounts payable	(3.0)	(52.6)	57.2	59.4
Increase in accrued expenses and other liabilities	44.2	45.6	26.5	25.1
Increase in deferred revenue	38.3	34.5	28.9	23.6
Increase/(decrease) in income taxes payable	51.7	39.9	43.3	(3.7)
Effect of exchange rate changes on currency swaps	0.9	1.1	2.5	1.9

Net cash provided by operating activities	211.6	126.2	325.2	323.1

Investing activities
Purchase of property and equipment	(24.8)	(16.3)	(97.8)	(57.5)
Proceeds from sale of property and equipment	-	0.2	-	1.9

Net cash used in investing activities	(24.8)	(16.1)	(97.8)	(55.6)

Financing activities
Dividends	(8.7)	-	(8.7)	-
Proceeds from issue of common shares	5.0	9.3	10.6	11.3
Excess tax benefit from exercise of stock options	3.9	0.8	3.9	0.8
Repurchase of common shares	(12.7)	-	(12.7)	-
Credit facility fees paid	(0.4)	-	(2.1)	(1.3)
Repayment of short-term borrowings	(33.4)	(6.6)	(31.0)	(13.1)
Repayment of long-term debt	-	(229.1)	-	(280.0)

Net cash used in financing activities	(46.3)	(225.6)	(40.0)	(282.3)

Effect of exchange rate changes on cash and cash equivalents	(3.3)	2.7	(2.7)	0.7

Cash and cash equivalents at beginning of period	349.6	414.9	302.1	316.2
Increase/(decrease) in cash and cash equivalents	140.5	(115.5)	187.4	(14.8)

Cash and cash equivalents at end of period	486.8	302.1	486.8	302.1

Note 1 - Non-GAAP Measures

Impact of 'Make Whole' Payment

On November 26, 2010, Signet incurred a $47.5 million non-recurring 'Make Whole' payment arising from the prepayment in full of its private placement notes. Management considers it useful to exclude this significant, unusual and non-recurring item to analyze and explain changes and trends in Signet's results. The impact is shown below:

	Income before income taxes	Diluted EPS
	$ million	$
Fiscal 2011	300.4	2.32
Impact of 'Make Whole' payment	47.5	0.34
As adjusted	347.9	2.66

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIGNET JEWELERS LIMITED

Date: March 22, 2012	By:	/s/ Ronald Ristau
Ronald Ristau
Chief Financial Officer